                                                                                           Exhibit 10.2
Nonqualified Stock Option Agreement
The Toro Company 2010 Equity and Incentive Plan

This Agreement (this “Agreement”) dated [________] (the “Grant Date”), between The Toro Company, a Delaware corporation (“Toro”), and [___________] (“you”) sets forth the terms and conditions of the grant to you of a nonqualified option (this “Option”) to purchase [_______] shares of common stock, par value $1.00 per share, of Toro (“Shares”), at an exercise price of $[______] per Share, under The Toro Company 2010 Equity and Incentive Plan (the “Plan”).  This Option is subject to all of the terms and conditions set forth in the Plan, this Agreement and the Nonqualified Stock Option Acceptance Agreement should you decide to accept this Option.  All of the terms in this Agreement and the Nonqualified Stock Option Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan.

1.           Expiration Date.  This Option shall expire on [__________________].

2.           Vesting.  Except as provided in Sections 3, 5 and 6 of this Agreement, this Option shall vest and become exercisable in ________ (__) as equal as possible installments on each of the ____________________ anniversaries after the Grant Date (rounding down to the nearest whole share on the ________ vesting date(s), if necessary).

3.           Effect of Termination of Employment or Service.

(a)           Disability.  If your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated by reason of your Disability, this Option will vest immediately, and you or your guardian or legal representative, as the case may be, may exercise this Option until the earlier of the date this Option expires or one (1) year after the date your employment or other service with Toro terminates by reason of your Disability.

(b)           Death.  If you die, this Option will vest immediately, and your legal representatives, heirs or legatees may exercise this Option until the earlier of the date this Option expires or one (1) year after the date of your death.

(c)           Retirement.  If your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated by reason of your Retirement on or after November 1, 20__, this Option will remain outstanding for a period of four (4) years after the date of your Retirement, but not later than the date this Option expires, and will continue to vest under Section 2 of this Agreement; provided, however, that if you become employed or retained to render services or assume responsibilities similar to those of the Toro position from which you retire, this Option shall automatically be canceled, expire and be forfeited.

(d)           Other.  If your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated for any reason other your death, Disability or Retirement, you may exercise the then vested portion of this Option, if any, for a period of three (3) months after the date your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, terminates, but not later than the date this Option expires, and any unvested portion of this Option will be canceled on the date your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, terminates.

4.           No Transfer. You may not transfer this Option other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.

5.           Adverse Action.  In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this Option, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to surrender and return to Toro all or any Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of employment or other service with Toro, an Affiliate or a Subsidiary, in connection with any Awards granted under the Plan, including this Option, or any Shares issued upon the exercise or vesting of any Awards, including this Option.  Toro may defer the exercise of this Option for a period of up to ninety (90) days in order for the Committee to make any determination as to the existence of an Adverse Action.  This Section 5 shall not apply following a Change of Control.

6.           Change of Control.  In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control will apply to this Option.

7.           Methods of Exercise.  In order to exercise this Option, you must deliver to Toro’s Vice President, Secretary and General Counsel or Director, Total Awards and HR Services, as applicable, a written notice of exercise in a form specified or accepted by the Committee specifying the number of whole Shares with respect to which you wish to exercise this Option, accompanied by payment in full of the exercise price for the Shares to be purchased.  Payment may be made (a) in cash; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the exercise price; (c) by a cashless (broker-assisted) exercise; (d) by a “net exercise” of this Option (as further described below); (e) by any combination of (a), (b), (c) and (d); or (f) by any other method approved or accepted by the Committee in its sole discretion.  In the case of a “net exercise” of this Option, Toro will reduce the number of Shares issued upon the exercise of this Option by the largest number of whole Shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the Shares exercised under this method (and, if applicable, any required tax withholding obligations) and will require cash payment from you for any remaining exercise price (and/or tax withholding obligations).  Shares will no longer be outstanding under this Option (and will therefore not thereafter be exercisable) following the exercise of this Option to the extent of (i) Shares used to pay the exercise price of this Option under the “net exercise,” (ii) Shares actually delivered to you as a result of such exercise, and (iii) any Shares withheld for purposes of tax withholding pursuant to the Plan.

8.           General Restriction.  If at any time the Committee determines that the listing, registration or qualification of the Shares subject to this Option on any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Shares upon exercise of this Option, this Option may not be exercised unless such listing, registration, qualification, consent or approval has been obtained free of conditions not acceptable to the Committee.  Under certain circumstances as set forth in the Plan, if the exercise of this Option is prevented by certain provisions of the Plan, this Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of this Option.

9.           Tax Withholding.  Toro has the right to deduct from any settlement made upon exercise of this Option or the sale of Shares acquired upon exercise of this Option, any federal, state or local taxes of any kind required by law to be withheld with respect to income recognized or to require you to pay the amount of any such taxes or to take such other action as may be necessary in the opinion of Toro to satisfy all obligations for payment of such taxes.  If you elect to pay any tax withholding obligations in the form of withheld Shares or the surrender of Shares, such Shares will be valued at their Fair Market Value on the date the withholding is to be determined, but in no event shall such withholding exceed the minimum statutory withholding requirement.  Toro also may deduct from any such settlement any amounts you may owe Toro.

10.           No Right to Continue Employment or Service.  Neither the Plan, this Option, nor any related material shall give you the right to continue in employment by or perform services to Toro or any Affiliate or Subsidiary or shall adversely affect the right of Toro or any Affiliate or Subsidiary to terminate your employment or service relationship with Toro or any Affiliate or Subsidiary with or without cause at any time.

11.           Shareholder Status.  You shall have no rights as a shareholder with respect to any Shares underlying this Option until such Shares have been duly issued and delivered to you in accordance with the terms of this Agreement and the Nonqualified Stock Option Acceptance Agreement, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Shares except as expressly set forth in the Plan.

12.           Governing Law.  This Agreement and the Nonqualified Stock Option Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

13.           Conflict.  To the extent the terms of this Agreement or the Nonqualified Stock Option Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement or the Nonqualified Stock Option Acceptance Agreement.

14.           Non-Negotiable Terms.  The terms of this Agreement and the Nonqualified Stock Option Acceptance Agreement are not negotiable, but you may refuse to accept this Option by notifying Toro’s Vice President, Secretary and General Counsel, or Director, Total Rewards and HR Services, as applicable, in writing.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by The Toro Company and has been executed by you by execution of the attached Nonqualified Stock Option Acceptance Agreement.

[Missing Graphic Reference]PresoendPPrPr

[_________]                                                      By:
Chairman and CEO

Nonqualified Stock Option Acceptance Agreement
__________ __, 20__

I hereby agree to the terms and conditions governing the Option grant as set forth in the Nonqualified Stock Option Agreement, this Nonqualified Stock Option Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.

In accepting the Option grant, I hereby acknowledge that:

(a)           The Plan is established voluntarily by Toro, it is discretionary in nature and it may be modified, amended, suspended or terminated by Toro at any time, unless otherwise provided in the Plan, the Nonqualified Stock Option Agreement or this Nonqualified Stock Option Acceptance Agreement;

(b)           The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past;

(c)           All decisions with respect to future Option grants, if any, will be at the sole discretion of Toro;

(d)           I am voluntarily participating in the Plan;

(e)           The Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Toro or any Affiliate or Subsidiary;

(f)           The future value of the Shares underlying the Option is unknown and cannot be predicted with certainty and if the Option vests and I exercise the Option in accordance with the terms of the Nonqualified Stock Option Agreement and this Nonqualified Stock Option Acceptance Agreement and am issued Shares, the value of those Shares may increase or decrease;

(g)           In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of my employment or service by Toro or any one of its Affiliates or Subsidiaries (for any reason whatsoever and whether or not in breach of applicable labor laws) and I hereby irrevocably release Toro and its Affiliates and Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Option grant, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(h)           Toro is not providing any tax, legal or financial advice, nor is Toro making any recommendations regarding my participation in the Plan, or my purchase or sale of the Shares underlying the Option; and

(i)           I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

I hereby acknowledge that I have received electronically a copy of the Plan, the Prospectus relating to the Plan and Toro’s most recent Annual Report on Form 10-K.  I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to Toro’s security holders generally by email directed to my Toro email address.

Note:  If you do not wish to accept the Option on the terms stated in the Nonqualified Stock Option Agreement and this Nonqualified Stock Option Acceptance Agreement, please immediately contact Toro’s Vice President, Secretary and General Counsel, or Director, Total Rewards and HR Services, as applicable, to decline the grant.

Signature:
Print Name:
Date: